Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE November 2, 2018	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON Promotes Stephen Wakefield and Rony Gadiwalla as Officers

TULSA, Okla., November 2, 2018 - AAON, Inc. (NASDAQ-AAON), today announced that its Board of Directors has promoted Stephen Wakefield to the position of Vice President of Engineering and Rony Gadiwalla to the position of Vice President of Information Technology and Chief Information Officer.

Mr. Wakefield has been with the company since 1999. Prior to this promotion, he most recently served as AAON’s Director of Engineering, and prior to that held several engineering roles, including Director of Design and Engineering Operations from 2017 to 2018, Senior Manager of Research and Development from 2015 to 2017, and Design Engineering Manager from 2005 to 2015. Mr. Wakefield has extensive knowledge and experience with all aspects of AAON’s engineering and product design processes. He earned his bachelor’s degree in mechanical engineering from Oklahoma State University.

Mr. Gadiwalla has been with the company since 2004. Prior to this promotion, he most recently served as AAON’s Director of Information Technology since 2014. Prior to that, he held several IT roles, including Manager of Project Management Office from 2012 to 2014, and Engineering Automation Manager from 2009 to 2012. Mr. Gadiwalla is very knowledgeable with the company’s IT systems and brings many years of experience to his new position. He earned his bachelor’s degree in software engineering from the University of Toronto.

Gary Fields, President, stated, “We are very pleased to announce these promotions. Stephen and Rony both have a long history of exemplary service with the company and their promotions are merely the latest steps in their notable rise through AAON’s ranks.”

Norman H. Asbjornson, CEO, stated, “Please join me in congratulating Stephen and Rony on these well-deserved promotions. We have a deep well of talented personnel at AAON and I am confident Stephen and Rony will continue to strengthen our company and lead by example in their new officer positions.”

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.